Exhibit 5.1

787 Seventh Avenue
New York, NY 10019-6099
Tel: 212 728 8000
Fax: 212 728 8111

Rumble Inc.

444 Gulf of Mexico Dr.

Longboat Key, FL 34228

Re:	Form S-1 Registration Statement

Ladies and Gentlemen:

We are acting as special counsel to Rumble Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1 (such registration statement, as it may be subsequently amended or supplemented, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on October 18, 2022, pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to (a) the issuance by the Company of up to 8,050,000 shares of the Company’s common stock, par value $0.0001 per share (“Class A Common Stock”), upon the exercise of warrants, each exercisable for one share of Class A Common Stock at a price of $11.50 per share (“Warrants”) and (b) the resale from time to time by the selling securityholders named in the Registration Statement (collectively, the “Selling Holders”) of (i) up to 333,568,989 shares of Class A Common Stock, consisting of 333,018,989 shares of Class A Common Stock (the “Selling Holder Shares”) and 550,000 shares of Class A Common Stock issuable upon the exercise of Warrants and (ii) 550,000 Warrants. The securities referred to in the immediately preceding sentence are hereinafter referred to collectively as the “Securities.” The Selling Holder Shares that are currently outstanding are referred to as the “Selling Holder Outstanding Shares.”

This opinion letter is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

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Rumble Inc.

In rendering the opinions set forth below, we have examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and have examined such matters of law, as we have deemed necessary or appropriate as a basis for such opinions. In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the amended and restated certificate of incorporation of the Company, as in effect on the date hereof, (b) the amended and restated bylaws of the Company, as in effect on the date hereof, (c) the Registration Statement, including the exhibits thereto, (d) resolutions of the board of directors of the Company relating to, among other matters, the issuance of the Securities, including the reserving of shares of Class A Common Stock underlying the Warrants and the ExchangeCo Shares, as well as the filing of the Registration Statement, (e) the Warrant Agreement, dated February 18, 2021, by and between Continental Stock Transfer & Trust Company, as warrant agent, and the Company (then known as CF Acquisition Corp. VI) (the “Initial Warrant Agreement”), (f) the Warrant Assignment, Assumption and Amendment Agreement, dated September 16, 2022, by and among the Company, Computershare Inc., Computershare Trust Company, N.A., and Continental Stock Transfer & Trust Company (such agreement, together with the Initial Warrant Agreement, the “Warrant Agreements”), (g) the Exchange and Support Agreement, dated September 16, 2022, by and among the Company, ExchangeCo, 1000045707 Ontario Inc. (“CallCo”) and the shareholders of ExchangeCo who hold ExchangeCo Shares (the “Exchange Agreement”), and (h) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, that all parties to such documents had the power, corporate or other, to enter into and to perform all obligations thereunder, and that all such documents have been duly authorized by all requisite action, corporate or other, and duly executed and delivered by all parties thereto. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

On the basis of the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Selling Holder Outstanding Shares are validly issued, fully paid and nonassessable.

2.	The Warrants constitute valid and binding obligations of the Company enforceable in accordance with their terms.

3.	The shares of Class A Common Stock issuable upon the exercise of the Warrants have been duly authorized and reserved for issuance by the Company upon exercise of the Warrants and, when issued and delivered in accordance with the terms of the Warrant Agreements, will be validly issued, fully paid and nonassessable.

Rumble Inc.

The opinions expressed herein are based upon and limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations or ordinances, including, without limitation, the securities or “Blue Sky” laws of the various states. The opinions expressed herein that are based on the laws of the State of New York are limited to the laws generally applicable to transactions of the type covered by the Registration Statement.

Our opinion expressed in paragraph 2 above is qualified in that the legality or enforceability of the documents referred to therein may be (a) subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, (b) limited insofar as the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and the discretion of the court before which any enforcement thereof may be sought and (c) subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), including principles of commercial reasonableness or conscionability and an implied covenant of good faith and fair dealing. Insofar as provisions of any of the documents referenced in this opinion letter provide for indemnification or contribution, the enforcement thereof may be limited by public policy considerations.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

This opinion letter is rendered only as of the date that the Registration Statement becomes effective under the Securities Act and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date of effectiveness and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Selling Holders or the Securities.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP